EXHIBIT 99.1


            THE CHALONE WINE GROUP REPORTS FIRST QUARTER 2004 RESULTS


Napa, California, May 14, 2004 --- The Chalone Wine Group, Ltd. (Nasdaq: CHLN) announced today total case sales for the first quarter 2004 of 120,621 versus 138,228 for the same quarter the prior year. For the first three months of 2004 the company reported a net loss of $607,000 compared to a net income of $64,000 in the same period of 2003.

President and CEO Tom Selfridge commented, "In January 2004 our sales division, Chalone Wine Estates, switched from a calendar year to a fiscal year ending on March 31. This created a three-month stub period of January 1 through March 31, 2004 that, coming after our distributor network posted record sales in December, contributed to our decrease in case shipments. Depletions, which are the amount of cases sold by our distributors to the marketplace, were strong with the first quarter posting a 12 percent increase over the prior year. We have already seen significant sales increases in April as Chalone Wine Estates began its new fiscal period and we expect to make up and exceed the shortfall experienced this quarter."

"Our revenue is affected not only by the downward price pressure that is being felt by the entire wine industry but we have start-up costs for three new wineries," said Selfridge. "We've completely remodeled the winery we purchased for Provenance Vineyards, in April we launched Orogeny Vineyards with a cool-climate Pinot Noir from the Green Valley of the Russian River Valley and this month is the inaugural release of Hewitt Vineyard, our single-estate
Cabernet Sauvignon from Rutherford. In the short term, these growing pains increase our cost of sales but in the long run, these wines will add significant profit to our bottom line."

Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia(R) Vineyard in the Carneros area of Napa County, and Provenance(TM) Vineyards, Hewitt(TM) Vineyard and Jade Mountain(R) in Napa County; Chalone Vineyard(R) in Monterey County; and Moon Mountain(R) Vineyard, Dynamite(R) Vineyards and Orogeny(TM) Vineyards in Sonoma County; and Echelon Vineyards in San Miguel. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. In Washington State, the Company owns and operates Sagelands(R) Vineyard and Canoe Ridge(R) Vineyard. In the Bordeaux region of France, the Company owns
23.5 percent of the Fourth-Growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

For more information about Chalone Wine Group, visit www.chalonewinegroup.com
                                                     ________________________


Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Chalone Wine Group's performance in the marketplace and operational success, future events and management's plans and expectations. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including variations in market taste as well as demand, changes in worldwide supply and demand of grapes and wine. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone Wine Group's periodic filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004. The Company undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

CHALONE Wine Group
Earnings Release for the
Quarter Ended March 31, 2004

The financial position and results below are in thousands of US dollars:

                                                             March 31
                                                    _________________________
                                                      2004             2003
                                                    ________          _______

                        Current assets              $ 96,071          $90,554

                        Total assets                 191,608          191,911

                        Current liabilities           38,370           33,120

                        Shareholders' equity          97,168           95,241

                        Working capital               57,701           57,434


                                                        Three months ended
                                                             March 31
                                                    _________________________
                                                      2004             2003
                                                    ________          _______

Gross revenues                                      $ 12,715          $13,925
Excise taxes                                            (364)            (417)
                                                    ________          _______
Net revenues                                          12,351           13,508
Cost of wines sold                                    (8,411)          (8,913)
                                                    ________          _______
Gross profit                                           3,940            4,595
Other operating revenue, net                              19               (5)
SG&A expenses                                         (3,308)          (2,939)
                                                    ________          _______
Operating income                                         651            1,651
Interest expense, net                                 (1,480)          (1,375)
Depreciation and amortization                           (200)            (181)
Other income                                              62               53
Equity in net income of Chateau Duhart-Milon               -                -
Minority interest                                        (62)             (39)
                                                    ________          _______
Income before income taxes                            (1,029)             109
Income taxes                                             422              (45)
                                                    ________          _______
Net income                                          $   (607)          $   64
                                                    ========          =======

Diluted earnings per share                          $ (0.05)           $ 0.01



CONTACT: Ken Morris 707-254-4263, Kmorris@ChaloneWineGroup.com